Exhibit 99.1

Transcript of
BK Technologies Corporation
Fourth Quarter and Full Year 2019 Earnings Call
March 5, 2020

Participants
Timothy Vitou – President
Bill Kelly – Chief Financial Officer

Analysts
Allen Lyons – Investor
Edwin Morgan – Investor
Ed Schulte – Investor

Presentation

Operator
Good morning, ladies and gentlemen. Welcome to BK Technologies Corporation conference call for the fourth quarter and full year ended December 31, 2019. This call is being recorded. All participants have been placed in a listen-only mode. Following management’s remarks, the call will be opened to questions.

Before turning the call over to Mr. Vitou for opening remarks, I will provide the following Safe Harbor statement. Statements made during this conference call that are based on historical facts are forward-looking statements. These statements are subject to known and unknown factors and risks. The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the SEC. These statements are based on information and understandings that are believed to be accurate as of today, March 5, 2020. We do not undertake any duty to update forward-looking statements.

I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies. Mr. Vitou, you may begin.

Timothy Vitou – President
Thank you, Jess. Good morning, everyone. Welcome to the BK Technologies Investor conference call for the fourth quarter and full year ended December 31, 2019. I’ll provide some comments about the business before Bill takes us through the financial and operating results.

The fourth quarter presented sales challenges for us as some of our established customers, particularly federal public safety agencies, were slower than expected in issuing purchase orders for new equipment. Some of the opportunities that we had anticipated for Q4 were delayed until Q1 of this year, as evidenced by our two announcements regarding orders from the US Forest Service in January and February, totaling just short of $5 million.

Favorably impacting Q4 we received an order from a California public safety customer late in the quarter, which was previously announced and shipped prior to the year end. Compared to the previous year, sales for the full year 2019 were impacted by reduced orders from certain state and international customers that had made substantial purchases in recent years. However, the impact was partially mitigated primarily by purchases by new state and local customers.

Looking ahead, I believe our future is promising. On our last call, I mentioned the appointment of a new chief technology officer, Dr. Branko Avanic, and a renewed focus on our product development initiatives. Since then, we have upgraded and broadened our engineering capabilities resulting in positive progress on the development of the new BKR product line. The initial model of the new BKR series is anticipated to be completed in the first half of 2020 with additional models coming in late 2020 and early 2021.

Given this increasing profile of widespread economic impact in recent weeks and months, I would like to briefly address the topic of the coronavirus. BK does business with several international supply chain partners, some of which are based in Asia. Some of these partners suspended their business operations. In late February, most of them have resumed operations to varying degrees. To date, our operations have not been adversely impacted by these events. The situation, however, is complex and rapidly evolving. Accordingly, the future impact on our operations if any is uncertain.

This concludes my overview this morning. I’ll now turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights for the fourth quarter and full year 2019 before returning for some closing thoughts. Bill?

Bill Kelly – Chief Financial Officer
Thank you, Tim. Following is a summary of our financial and operating results for the fourth quarter and full year ended December 31, 2019.

Net sales for the fourth quarter of 2019 totaled approximately $7.4 million, compared with approximately $10.7 million for the fourth quarter last year. For the full year ended December 31, 2019 net sales totaled approximately $40.1 million, compared with $49.4 million last year.

Gross profit margins as a percentage of sales for the fourth quarter of 2019 were approximately 32.7%, compared with 35.5% for the fourth quarter last year. Gross profit margins for the fourth quarter of 2019 were impacted by under absorption due to lower sales and manufacturing volumes and a mix of product sales that were more heavily weighted toward lower margin products. For the full year 2019, gross profit margins were 39%, compared with 40.5% last year.

For the fourth quarter of 2019, selling, general, and administrative expenses totaled approximately $4.8 million, compared with $4.3 million for last year’s fourth quarter and were largely unchanged from the preceding quarter. For the full year of 2019, SG&A expenses totaled approximately $20 million, compared with approximately $17.6 million last year. The increase in SG&A expenses in 2019 was attributable primarily to new product development.

For the fourth quarter of 2019, we recognized net other income totaling approximately $540,000, related primarily to an unrealized gain on our investment in 1347 Property Insurance Holdings. During last year’s fourth quarter, we recognized net other expenses totaling approximately $1.3 million. For the full year of 2019, net other income totaled approximately $762,000 primarily from gains on 1347 PIH. Last year we recognized net other expenses of approximately $2.9 million related to investment and exchange losses.

For the fourth quarter of 2019, we reported a net loss of approximately $1.3 million or $0.10 per diluted share, compared with $1.3 million or $0.10 per diluted share for the fourth quarter last year. For the full year 2019, our net loss totaled approximately $2.6 million or $0.21 per diluted share, compared with approximately $195,000 or $0.01 per diluted share last year.

Our capital return program has paid 15 consecutive quarterly dividends, with the last one being paid on January 17th of 2020. We announced our 16th consecutive quarterly dividend on March 2nd, which will be payable on April 13th, 2020. Also, we have repurchased approximately 1.3 million shares since the repurchase programs inception.

I’ll now turn the call back over to Tim.

Timothy Vitou – President
Thank you, Bill. We faced several challenges during 2019, particularly those related to sales and product development. However, we have plans in place to address those challenges. With the changes that have already been implemented in both those areas, I believe our engineering and technical capabilities are broader and stronger, and we’re in a much better position to realize new products and sales growth in coming quarters.

We’ll now move on to the question and answer portion of the conference call. I’d like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis. Jess, we’re now ready to open the floor to questions.

Operator
Thank you. [Operator instructions]. We’ll go first to Allen Lyons [ph].

Q: Yes. Good morning, Tim and Bill.

Timothy Vitou – President
Good morning, Al.

Q: Thanks. I notice you’re really basically doing no foreign business. Are there any opportunities, or are you just focusing on domestic?

Timothy Vitou – President
I’m sorry. Could you repeat the question, Al?

Q: The question was I noticed in the annual numbers that you basically had no foreign business income, and I was wondering is there no focus to try to improve that, or are you just focusing mainly on domestic opportunities?

Timothy Vitou – President
Our main go-to-market focus has been North America, primarily the US and Canada based. We have done business in the past with some international customers that are in Australia and parts of Indonesia and some Latin American countries. One of our focuses in 2020 is to do exactly that, Allen, is to expand into some markets where we’re going to be able to do the product distribution and channel alignment in some foreign countries, but our primary focus has been up until now very North America-centric.

Q: Right. Understood. With your new credit agreement I presume that initially anyway there won’t be any — you’re in a position to continue your dividend and stock buyback program, because you’re well within your tangible net worth requirement. Is that a fact? Is that accurate, or is that being reconsidered?

Bill Kelly – Chief Financial Officer
Al, this is Bill. No, you are correct in that statement.

Q: Okay. Thank you. Could you just talk about your bidding results last year versus 2018 success rates? I was curious, I know there’s delays and so forth, but I just was curious how your bidding results were in 2019 versus 2018.

Timothy Vitou – President
I assume you’re talking about sales close ratios via activities that we chase and what we’re able to capture?

Q: Yes. Where you went after business, how successful were you in ’19 versus ’18?

Timothy Vitou – President
Sure. It’s a great question, Allen. Thank you. We monitor close ratios very, very closely and on a very regular basis to see how effective our sales organization is doing as well as the rest of the go-to-market team, marketing, and what have you. Our results in ’19 actually were a little bit better than in ’18 from a close ratio standpoint. Some of the moves we made at the tail end especially of ’19 is we started to focus on very specific verticals and channels that we felt that we’ve been very successful in the past and focused more of our sales resources on those verticals.

We had tried earlier in the year to expand it to some different additional verticals, and they weren’t being as a success as the verticals that we ended up with in ’19. I anticipate close ratios in ’20 to actually increase off of ’19 chasing more activities and very, very specific choices in our verticals that we want to go after – fire [ph] of course being one, wild and fire of course being one, and there are some additional ones as well.

Q: Great. Okay one last question – as far as competition of course Motorola, the new products you’re developing and starting coming out with here in the first half and then later on in the year or next year, is there anything in the marketplace that as far as you know that Motorola has comparable?

Timothy Vitou – President
Our products being comparable to what Motorola is or our stuff being comparable to Motorola? I’m not sure I follow the question.

Q: Well okay. You’re having new products coming out and developed in your engineering and so forth, is it similar to something that Motorola may have or working on as far as you know, or is it going to be differential to what’s out in the marketplace?

Timothy Vitou – President
Okay. I’m sorry, Allen. I just didn’t understand the question. Our product roadmap that we’re developing right now as you can tell we’re investing a great deal of money in R&D. One of the challenges that we have faced over the last several years when I took over as president was our lack of spending on R&D in the prior years, and it left us with a portfolio frankly that wasn’t capable of competing in a lot of the channels that we decided to chase from a sales perspective. The new products are designed exactly to do that.

Our KNG product series has done well for us in the past 10, 12 years, but the new products the BKR series is designed to attack the customer base based on what the customers are asking for. They’re asking for very, very specific features and options and man-machine interface, user interface, very intuitive, very specific specifications. Our products when it’s all said and done when they’re shipping, will be competing very, very admirably against the Motorola lineup as well as several other competitors that are out there. Motorola being the biggest of course.

But our products will be able to do exactly what the customers have been asking for and that’s to meet their mission, no more or no less, and we’re very, very focused on bringing them a product that frankly they’ve had an enormous amount of say in the design. With Branko coming on, Dr. Avanic, and the buildup of our engineering resources, you’re going to see that the product is going to be — this isn’t a refresh of KNG — this is a whole new departure for us, and we’re extremely excited. And the customers that we’ve already been working with are very excited as well about the new product lineup. I hope that answered your question.

Operator
We’ll move next to Edwin Morgan.

Q: Good morning, Bill and Tim.

Bill Kelly – Chief Financial Officer
Good morning.

Timothy Vitou – President
Good morning, Edwin.

Q: Good morning. I just had a few questions. The first one is about the balance sheet. The cash and cash equivalent went from the fourth quarter of last year to the fourth quarter of this year went down to $4 million from $11 million. And I’m just looking at that, and I’m thinking that’s a pretty extreme drop-off. Are you guys comfortable with that especially when we’re paying a dividend, which I think might be a little bit misleading, and we also have a share buyback program, which that by itself the shareholder return that was $2 million from the cash balance just last year. It just seems to me like that cash balance is dropping really fast, and now we’re increasing the credit facility, so are you comfortable with this, and is it a good idea to maintain this shareholder return program? It’s really not doing much. We have a 2% dividend yield, and we have a 50% price decline in the stock in 2019. I mean where’s the value in this, and is it worth it?

Bill Kelly – Chief Financial Officer
Edwin, this is Bill. To answer your question about comfort, we are comfortable with this at this point. There was a drop in cash during the year that’s largely associated with the extra expenditures that we had to do with engineering, and of course sales dropped comparatively year over year as well. We believe our funnel of prospects we’re going to have an improved 2020 this year.

I think from a share buyback perspective and a dividend perspective, we’re comfortable doing that. We ultimately believe that will help shareholder value. I understand your comments about the dividend yield, and I think that will improve as we move forward. But I think we’re comfortable with it right now. It’s a topic that we evaluate on a regular basis, not only internally but with the involvement of the board. And as things unfold in the coming quarters, we’ll be looking at that regularly.

Q: Okay. That’s good to hear. I’m just going to make a quick comment about the share buyback and then move on, because I know that that is a board level decision. But it seems to me that the vast majority of the shares that were repurchased were bought from directors. There was basically two insider purchases, block purchases, several hundred thousand shares, and other than that, there hasn’t really been any significant open market purchases; certainly nothing that’s creating any kind of stock price stability direct in my view we certainly need at this time. But I just want to move on. There’s no point in debating that.

I want to talk about the sales drop-off and maybe we can pinpoint what is causing it, because I know that there was a think tank – I think it was August last year – came out with a paper where they kind of just had a doom and gloom scenario with the LMR radios and how they could be cannibalized with the development of FirstNet. Did that have something to do with it, because I noticed that one your main competitors’ numbers have certainly debunked the extinction theory with LMR radios. They had another record year with the P25 radios and all the associated equipment.

We had a serious drop-off in the sales, and the sales were delayed. Has anything come to light about what caused that? I know we had another government showdown with the possible budget crisis; however, that was resolved and there was never a funding freeze. So looking in the rearview mirror now, what caused this delay and this drop-off in orders which we were given a really optimistic scenario? You know last year this time everything was bright and rosy, and now this is a very bad quarter comparable to the first quarter of last year when there was a significant government shutdown. So I mean what caused it? Can you guys give me some feedback on that?

Timothy Vitou – President
Sure, Edwin. This is Tim. We’ve done a lot of review based on the customers. The LMR market itself, first of all, is not going away; it’s not being weakened by FirstNet. If anything, first responder communications is being highlighted in today’s day and age, and one of the main communication devices that first responders will always continue to use is two-way radio. FirstNet is more of an ancillary support communication. I’m not going to address any kind of detail of FirstNet at this point. I’m very, very focused on continuing our buildout of our LMR product, because there is a very vibrant — as our competition has shown — a very vibrant market.

Our own situation from business in ’19, the year started out extremely difficult as you know with the federal shutdown. The Q4 there was some smoke signals that there may be another possible shutdown coming. It was resolved and it never really impacted business, but what we saw was at the state and local level, which we’ve been growing our business very, very significantly, those people were pushing out in delaying buying based on their own internal budget issues. Because they were facing a lot of internal issues at the county levels and at the state levels and it was delaying the LMR. Those are the delays I’m talking about. Our federal customers also did the same thing. They delayed and pushed out business.

We had a record ’18. We did over $55 million worth of orders in ’18, and there was a significant drop-off in ’19, and when you look at who the major – where the big delta was – I could point out about a half a dozen very strong 20 plus year customers who were just way off of their purchases in ‘19. If they would have done what they had typically done in ’18 and in ’17 and in ’16, we would have matched ‘18’s sales. I think it’s more of a combination, Edwin, of factors.

Also I don’t want to disregard the fact that some of the customers are not buying the current KNG radio to fulfill some orders, and they’re going to wait until this year for our new BKR series of radios that are coming out. So I think you’ll see us rebound. That’s our anticipation and our belief that 2020 will be a strong rebound year.

Q: Are we still the low price option? When David Storey was CEO, he was always talking about that. Are we still — I don’t want to say it’s a budget phone or I mean budget radios — but are we still the low-cost option, or has that changed? If a customer is trying to evaluate, you know that Motorola is on the other side of the deal. They’re evaluating whether or not they’re going to buy your phone or Motorola’s, does cost come into it, and how significant is it?

Timothy Vitou – President
Sure. There’s multiple questions really in your statements but let me just address it as we consider ourselves not necessarily the budget radio. We think we have the best performing radio for the price that we’re selling our radio at. There really are very few choices that are priced below us at this point in the market. You’ve seen some considerable compression in the marketplace. EF Johnson was purchased by Kenwood. You have Midland leaving the arena. They’re not competing in two-way radios. Those were both very low-end radios prices wise. They were quality radios, they were just very low priced.

So you’re going to see some of those guys falling off. Our radio price is still consistently where it had been. Some of the competition have lowered their price to get down to some of our levels, but I think when you look at performance and you look at capability and quality and then you look at our price, we believe we’re giving an incredibly fair value, and that’s resonating with a lot of the customers. I hope that answered your question.

Operator
We’ll move next to Ed Schulte.

Q: Tim, can you hear me?

Timothy Vitou – President
I can, Ed. Good morning.

Q: I’m sorry there. Good morning. Again, thank you for taking my call.

Timothy Vitou – President
Sure.

Q: I had three questions, but it looks like two of which you have already somewhat answered. The product upgrade cycle you gave a pretty good answer on that one. One of the other questions I have is last year I believe it was about the middle of the year you had mentioned that you had a new California client and they ordered about $1.6 million in radios. Is that something that we can expect that type of client — is this an ongoing program for them, or is that a one and done, or is this going to be more like the Alberta Health where every year they came back for a couple of million dollars’ worth of radios?

Timothy Vitou – President
Good questions, Ed. Our goal is very, very simple in sales – find new customers that will be become repeatable customers. The customer that we announced in California is a new county. They’ll be additional sales to that county as their funding increases to augment their LMR purchases. Our goal is to duplicate that process many, many times over.

If you look at it, there’s 3,141 I think if my number is right, counties in the country. Not every one of these counties buys radios every year, but when you’re looking at a base of public safety and it’s county based, you have a lot of customers that you can go address. What we like about the county business, once you get in with one group inside the county — let’s say it’s their fire management within the county — they see how our radios perform, other agencies within that same county may be drifting over to our radio. That’s the goal, Ed, is to find new customers and not rely on the tried and true 30 plus year customers that are our burn rate or our run rate I should say. Our goal for growth is to go find new accounts that are very much in the process of either changing on an existing old system or starting over with a whole new system or just adding on to a current system that are radios are in or operable with.

Q: Okay. Thank you. And then the last question I have — it’s a follow-up somewhat of the other questions that were out there — is the sales funnel, last year you had indicated that you thought there was a pretty full sales funnel out there, funnel of opportunities that were there. Obviously you indicated already on the call that some of those were pushed to the right, and we got those orders in early this year versus late last year. I just wanted to get an idea from you as to what it looks like for the rest of the quarter and the rest of the year here. Do you still see a full funnel out there of opportunities that we just need to have the clients on the other side move forward with, or is this something where it looks like it’s going to be a little bit more difficult as it was toward the end of last year?

Timothy Vitou – President
This kind of is a tail end on the question I got earlier on the LMR industry as a whole and do I see it leaking oil a little bit or is this a growing industry. The LMR industry is in fact growing, and I see it in our funnel in our pipeline. Our pipeline is more of our activities that haven’t reached the funnel stage where it’s an actual quote going out; we’re in the process of presenting to customers and testing radios and what have you. The pipeline is our radar. That’s the stuff that we know is coming out; certain cities, counties, states or federal agencies that have signaled that there will be an LMR purchase coming. Our pipeline is not only steady, it is growing, and our funnel engagements are actually increasing as well. So I’m very optimistic that the industry is indeed expanding.

The amount of our capability to capture the funnel engagements is really what I’m focusing on. You know just knowing it’s out there is one thing. Capturing it, Ed, that’s the key. So I’m focusing a great deal of my time on what do we need to do to actually capture these activities that we’ve identified and that are chasing.

Q: Okay. Thank you very much. That’s all I had for questions today. Thank you for taking my call.

Timothy Vitou – President
You bet. Thank you, Ed.

Operator
And with no other questions holding, Mr. Vitou, I’ll turn the conference back to you for any additional or closing comments.

Timothy Vitou – President
Thank you, Jess. And thank you, all, for participating in today’s call. We look forward to talking with you again when we report our Q1 ’20 results in May of 2020. All the best to all of you and have a great day today.

Operator
Ladies and gentlemen, we thank you for your participation. You may disconnect at this time and have a good day.